UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 26, 2013
Entergy Arkansas, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	1-10764	71-0005900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
425 West Capitol Avenue, Little Rock, Arkansas		72201
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(501) 377-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation.

On July 26, 2013, Entergy Arkansas, Inc. (“Entergy Arkansas”), as borrower, entered into a credit agreement with the several Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent (the “Credit Agreement”).  The Credit Agreement provides Entergy Arkansas with a $250 million credit facility secured by Entergy Arkansas’s issuance and pledge to the Administrative Agent of $255 million in aggregate principal amount of its non-interest bearing First Mortgage Bonds, 2013 Credit Agreement Collateral Series (the “Collateral Bonds”).  Entergy Arkansas submitted to the Administrative Agent a notice of borrowing in the amount of $250 million on July 26, 2013. The borrowing under the facility will mature and be payable on the termination date for the facility, January 26, 2015.

The Credit Agreement contains certain customary covenants, including restrictions on Entergy Arkansas from pledging its assets and restrictions on certain asset sales, excluding the disposition of Entergy Arkansas’s transmission business to ITC Holdings Corp.  It also contains a covenant that requires Entergy Arkansas to maintain a consolidated debt ratio of 65% or less of its total capitalization. The facility has a variable interest rate that fluctuates depending on the secured debt rating of Entergy Arkansas.  Entergy Arkansas’s obligations under the Credit Agreement may be accelerated upon an event of default, which includes non-payment of principal or interest, breach of representation or warranty, breach of covenant, cross-default, bankruptcy, material judgments, ERISA events, change of control with respect to Entergy and Entergy ceasing to own 100% of Entergy Arkansas common stock.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety be reference to the Credit Agreement filed as Exhibit 4.01 to this Current Report on Form 8-K and incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
4.01	Credit Agreement dated as of July 26, 2013, among Entergy Arkansas, Inc., the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent.
4.02	Supplemental Indenture establishing the terms of the Collateral Bonds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Arkansas, Inc.
(Registrant)
Date July 26, 2013
/s/ Steven C. McNeal
(Signature) Steven C. McNeal Vice President and Treasurer